Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3ASR No. 333-222876) of American Assets Trust, Inc.,

(2)	Registration Statement (Form S-3 ASR No. 333-222882) of American Assets Trust, Inc. and American Assets Trust, LP,

(3)	Registration Statement (Form S-8 No. 333-171752) pertaining to the American Assets Trust, Inc. and American Assets Trust, L.P. 2011 Equity Incentive Award Plan;

of our report dated August 28, 2019, with respect to the statement of revenues over certain operating expenses of La Jolla Commons, included in this Current Report on Form 8-K/A of American Assets Trust, Inc. for the year ended December 31, 2018.

/s/ ERNST & YOUNG LLP
San Diego, California
August 28, 2019